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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 3                                                WASHINGTON, D.C. 20549
--------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person          2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Edgewater Private Equity Fund, L.P.                 (Month/Day/Year)
(See Attachment)(1)                                                        Image Guided Technologies, Inc./IGTI
-------------------------------------------------   10/21/96            ------------------------------------------------------------
    (Last)          (First)          (Middle)                           5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X   10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
667 Grand Avenue, Suite 200                         Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                                           ---------------------------            Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
Des Moines           IA                50209                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Common Stock, no par value                                 255,852                       D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.           Page 1 of 3
                        (Print or Type Responses)                                                                 SEC 1473 (7-96)
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Series A Preferred Stock             (2)      (2)      Common Stock,         157,993        N/A          D
                                                       no par value
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Explanation of Responses:

(1)  The Reporting Person, a limited partnership, is serving as designated filer for its general partner, Gordon Management, Inc.
     Please see attachment

(2)  Will be converted, without payment of any conversion price, into 157,993 shares of the Company's no par value Common Stock on the Closing Date of the Initial Public Offering.

                                                                       EDGEWATER PRIVATE EQUITY FUND, L.P.
                                                                       By:  Gordon Management, Inc., its General Partner

                                                                               /s/  JAMES A. GORDON
                                                                       By: --------------------------------      October 9, 1996
**Intentional misstatements or omissions of facts constitute Federal         James A. Gordon, President
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                                                                       GORDON MANAGEMENT, INC.
                                                                       By:

                                                                               /s/  JAMES A. GORDON
                                                                       -------------------------------------     October 9, 1996
                                                                             James A. Gordon, President

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                                                                      Page 2 of 3
                                                                                                                   SEC 1473 (7-96)
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    ATTACHMENT TO INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES OF
                   EDGEWATER PRIVATE EQUITY FUND, L.P.

Edgewater Private Equity Fund, L.P. has elected to serve as designated filer for its General Partner, Gordon Management, Inc. Gordon Management, Inc. is indirect beneficial owner of the 255,852 shares of no par value Common Stock, and the 157,993 shares of no par value Common Stock underlying the Series A Preferred Stock, of Image Guided Technologies, Inc. listed in the attached Form 3. Gordon Management, Inc. disclaims beneficial ownership in those shares exceeding its pecuniary interest. The address of Gordon Management, Inc. is 667 Grand Avenue, Suite 200, Des Moines, IA 50209.



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